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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                 JONES SODA CO.

                                ---------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         -----------------------------
                         (Title of Class of Securities)

                                    48023P106
                                  -------------
                                 (CUSIP Number)

                                DECEMBER 18, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [ ] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [ ] Rule 13d-1(d)

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                                 SCHEDULE 13G

--------------------                                           -----------------
CUSIP NO.  48023P106                                           PAGE 2 OF 6 PAGES
--------------------                                           -----------------

--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

    GILBERT E. LEVASSEUR, JR. REVOCABLE TRUST

--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
 3  SEC USE ONLY

--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------
                      5    SOLE VOTING POWER

                           1,114,200
                      ----------------------------------------------------------
                      6    SHARED VOTING POWER
     Number of
      Shares               -0-
   Beneficially       ----------------------------------------------------------
     Owned By         7    SOLE DISPOSITIVE POWER
       Each
    Reporting              1,114,200
     Person           ----------------------------------------------------------
       With           8    SHARED DISPOSITIVE POWER

                           -0-
--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,114,200
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.834%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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ITEM 1(a)  NAME OF ISSUER:

           JONES SODA CO.

ITEM 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           234 9th Avenue North, Seattle, Washington 98109

ITEM 2(a)  NAME OF PERSON FILING:

           This statement is filed by:

           GILBERT E. LEVASSEUR. JR. REVOCABLE TRUST

           The foregoing persons are hereinafter referred to as the "Reporting Person."

ITEM 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The address of each of the Reporting Person is C/O 26
           CORPORATE PLAZA, SUITE 280, NEWPORT BEACH, CALIFORNIA 92660

ITEM 2(c)  CITIZENSHIP:

           USA

ITEM 2(d)  TITLE OF CLASS OF SECURITIES:

           Common Stock, no par value

ITEM 2(e)  CUSIP NUMBER:

           48023P106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [ ] Broker or Dealer registered under Section 15 of the
                    Act.

           (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

           (e)  [ ] An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)G);


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                  (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        NOT APPLICABLE. THIS SCHEDULE IS FILED PURSUANT TO 13D-1(c).

ITEM 4. OWNERSHIP:

        Gilbert E. LeVasseur Trust. The shares are held by the Gilbert E. LeVasseur Trust. Gilbert E. LeVasseur is the sole Trustee of the Trust.

        (a) Amount beneficially owned: 1,114,200

        (b) Percent of class:  5.834%.

        (c)  (i)   Sole power to vote or direct the vote:  1,114,200

             (ii)  Shared power to vote or direct the vote: -0-

             (iii) Sole power to dispose or direct the disposition: 1,114,200

             (iv)  Shared power to dispose or direct the disposition:  -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


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ITEM 10. CERTIFICATION.

         The Reporting Person hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURES

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  December 21, 2000               GILBERT E. LEVASSEUR JR. REVOCABLE TRUST


                                        BY: /s/ Gilbert E. LeVasseur
                                            ------------------------------------
                                                GILBERT E. LEVASSEUR
                                        ITS:    SOLE TRUSTEE


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